Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 related to the assumption of PacifiCare’s stock plans, of our reports dated February 28, 2005, relating to the consolidated financial statements of UnitedHealth Group Incorporated and Subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of UnitedHealth Group Incorporated and Subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 19, 2005